                                                                   EXHIBIT (12)b



                                      PACIFICORP
                          STATEMENTS OF COMPUTATION OF RATIO
         OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                               (IN MILLIONS OF DOLLARS)

                                                   -----------------------------------------------------
                                                       1992        1993      1994       1995       1996
                                                       ----        ----      ----       ----       ----
Fixed Charges, as defined:*
  Interest expense . . . . . . . . . . . . .         $  409.7   $  377.8   $  336.8   $  378.7   $  465.7
  Estimated interest portion of
    rentals charged to expense . . . . . . .             17.1       20.1       19.5       16.7        9.8
                                                   -----------------------------------------------------

      Total fixed charges. . . . . . . . . .         $  426.8   $  397.9   $  356.3   $  395.4   $  475.5

  Preferred Stock Dividends, as defined:*. .             59.9       56.8       60.8       57.0       46.6
                                                   -----------------------------------------------------

      Total fixed charges and
        preferred dividends. . . . . . . . .         $  486.7   $  454.7   $  417.1   $  452.4   $  522.1
                                                   -----------------------------------------------------
                                                   -----------------------------------------------------

Earnings, as defined:*
  Income from continuing
    operations . . . . . . . . . . . . . . .         $  150.2   $  422.7   $  468.0   $  505.0   $  504.9
  Add (deduct):
    Provision for income taxes . . . . . . .             90.8      187.4      249.8      238.8      283.9
    Minority interest. . . . . . . . . . . .              8.4       11.3       13.3       18.9        4.2
    Undistributed income of less than
      50% owned affiliates . . . . . . . . .             (5.7)     (16.2)     (14.7)     (15.0)     (18.1)
    Fixed charges as above . . . . . . . . .            426.8      397.9      356.3      395.4      475.5
                                                   -----------------------------------------------------

      Total earnings . . . . . . . . . . . .         $  670.5   $1,003.1   $1,072.7   $1,143.1   $1,250.4
                                                   -----------------------------------------------------
                                                   -----------------------------------------------------

Ratio of Earnings to Combined Fixed
  Charges and Preferred Stock Dividends. . .             1.4x       2.2x       2.6x       2.5x       2.4x
                                                   -----------------------------------------------------
                                                   -----------------------------------------------------


* "Fixed charges" represent consolidated interest charges and an estimated amount representing the interest factor in rents. "Preferred Stock Dividends" represent preferred dividend requirements multiplied by the ratio which pre-tax income from continuing operations bears to income from continuing operations. "Earnings" represent the aggregate of (a) income from continuing operations, (b) taxes based on income from continuing operations, (c) minority interest in the income of majority-owned subsidiaries that have fixed charges, (d) fixed charges and (e) undistributed income of less than 50% owned affiliates without loan guarantees.

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